Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 5, 2015, relating to the financial statements of Dominion Carolina Gas Transmission, LLC as of December 31, 2014 and 2013 and for each of the three years ended December 31, 2014, appearing in the Current Report on Form 8-K/A of Dominion Midstream Partners, LP filed on June 5, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

November 2, 2015

Richmond, Virginia